UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 6, 2015

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01  Entry into a Material Definitive Agreement

On May 6, 2015, Premier Financial Bancorp, Inc. (“Premier”) entered into and consummated an agreement with the U.S. Treasury to purchase the common stock Warrant it issued to the U.S. Treasury on October 2, 2009 as part of the Troubled Asset Relief Program (“TARP”).  The Warrant, for 636,378 shares of common stock, as adjusted, was purchased by Premier for an aggregate price of $5,675,000.

Premier borrowed $4,000,000 on its line of credit with the Bankers Bank of Kentucky and used $1,675,000 of its cash and cash equivalents to complete the purchase.  The purchase reduces shareholders’ equity and regulatory capital by the $5,675,000 purchase price but will also reduce the dilutive effect of the potential issuance of additional common shares by approximately 415,000 shares.

Shown below is a summary of the pro forma March 31, 2015 regulatory capital ratios for the Company assuming the purchase of the Warrant.

	Pro Forma Mar 31, 2015	Regulatory Minimum Requirements	To Be Considered Well Capitalized
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.6%	4.5%	6.5%
Tier 1 Capital (to Risk-Weighted Assets)	12.6%	6.0%	8.0%
Total Capital (to Risk-Weighted Assets)	13.8%	8.0%	10.0%
Tier 1 Capital (to Average Assets)	9.0%	4.0%	5.0%

Item 7.01.  Regulation FD Disclosure

On May 8, 2015, Premier Financial Bancorp, Inc. issued a press release announcing the repurchase of the common stock Warrant it issued to the U.S. Treasury.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 10.1 - Warrant Repurchase Agreement dated May 6, 2015.
(c) Exhibit 99.1 – Press Release dated May 8, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: May 8, 2015                                                    Brien M. Chase, Senior Vice President
  and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Warrant Purchase Agreement between Premier Financial Bancorp, Inc. and the U.S. Treasury dated May 6, 2015.
99.1	Press Release dated May 8, 2015 captioned “Premier Financial Bancorp, Inc. Announces Repurchase of Common Stock Warrant.”